As filed with the Securities and Exchange Commission on August 10, 1998
                                        SEC Registration No. 333-
-----------------------------------------------------------------------
                   U.S. SECURITIES AND EXCHANGE COMMISSION
                       FORM S-3 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                        CET ENVIRONMENTAL SERVICES, INC.
               -----------------------------------------------------
               (Exact Name of Registrant as Specified in its Charter)

          California                                   33-0285964
----------------------------             ------------------------------------
(State or Other Jurisdiction             (IRS Employer Identification Number)
      of Incorporation)

          7670 South Vaughn Court, Suite 130, Englewood, Colorado 80112
                                 (303) 708-1360
          --------------------------------------------------------------
           (Address, Including Zip Code, and Telephone Number, Including
              Area Code, of Registrant's Principal Executive Offices)

                             Steven H. Davis, President
          7670 South Vaughn Court, Suite 130, Englewood, Colorado 80112
                                 (303) 708-1360
          -------------------------------------------------------------
             (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                               Jon D. Sawyer, Esq.
                         Krys Boyle Freedman & Sawyer, P.C.
                     600 17th Street, Suite 2700 South Tower
                             Denver, Colorado  80202
                                 (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ___

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: _X_

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ___

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ___

                        CALCULATION OF REGISTRATION FEE

                                       Proposed    Proposed
                                       Maximum     Maximum
Title of Each Class                    Offering    Aggregate     Amount of
of Securities to be    Amount to be    Price Per   Offering     Registration
    Registered         Registered<FN1> Unit<FN2>   Price<FN2>       Fee
------------------------------------------------------------------------------
Common Stock, No         1,161,316     $1.75       $2,032,303    $615.85
Par Value
------------------------------------------------------------------------------

<FN1>
In accordance with Rules 416 and 457 under the Securities Act of 1933, this Registration Statement also covers an indeterminable number of shares of Common Stock, no par value, as may become issuable upon conversion of the 4% Convertible Preferred Stock and the exercise of the Common Stock Purchase Warrants resulting from adjustments in the conversion price of the 4% Convertible Preferred Stock or to prevent dilution resulting from stock splits or stock dividends in accordance with the terms of the 4% Convertible Preferred Stock and the Common Stock Purchase Warrants.
<FN2>
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the closing price of the Common Stock on the American Stock Exchange on August 7, 1998.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS                        SUBJECT TO COMPLETION DATED AUGUST 10, 1998
------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                        CET ENVIRONMENTAL SERVICES, INC.
                        1,161,316 Shares of Common Stock

     This Prospectus relates to 1,161,316 shares of common stock, no par value (the "Common Stock" or "Shares") of CET Environmental Services, Inc., a California corporation (the "Company"), to be offered and sold from time to time for the accounts of the Selling Shareholders set forth herein (the "Selling Shareholders"). All of the 1,161,316 shares of Common Stock being offered hereby are being registered at the Company's expense pursuant to contractual obligations of the Company incurred in connection with a private placement of its 4% Convertible Preferred Stock and common stock purchase warrants under the Securities Act of 1933, as amended.

     Up to 1,126,316 shares of Common Stock which are being offered by the Selling Shareholders are issuable upon the conversion of 4% Convertible Preferred Stock (the "Preferred Stock") held by the Selling Shareholders. The Preferred Stock is convertible into shares of Common Stock based on the stated value of $1,000 per share of Preferred Stock divided by the Conversion Price on the Conversion Date. The Conversion Price will be equal to 85% of the lowest closing price of the Common Stock as reported on the American Stock Exchange during the six trading days immediately preceding the Conversion Date. However, in no event will the Conversion Price exceed $3.35. The Company has the option, upon receipt of a Conversion Notice, to allow the conversion, in whole or in part, or to pay the holder in cash in an amount equal to the number of shares of Common Stock that would have been issued multiplied by the closing price on the American Stock Exchange on the day prior to the Conversion Date. The Preferred Stock may be redeemed by the Company under certain circumstances. Any shares of Preferred Stock outstanding on June 30, 2001, will be automatically converted into Common Stock.

     This Prospectus also covers the offering by the Selling Shareholders of up to 35,000 shares of Common Stock that are issuable upon exercise of common stock purchase warrants (the "Warrants") which the holders of the Preferred Stock received together with their Preferred Stock. Each Warrant is exercisable to purchase one share of Common Stock at $3.00 per share during the period commencing on July 24, 1999 and ending on December 31, 2001. The Warrants may be exercised through the payment of cash or, at the option of the holder, through a "cashless exercise" by tendering the warrant certificate to the Company to receive a number of shares of Common Stock equal in market value to the difference between the market value of the shares of Common Stock issuable upon exercise of the Warrants being tendered and the total cash exercise price thereof.

                 The date of this Prospectus is __________, 1998.

     The Company will receive no part of the proceeds of sales from the offering of Shares by the Selling Shareholders. The Company could receive up to $105,000 from the exercise of the Warrants held by the Selling
Shareholders. The Company has no knowledge of any Selling Shareholder actually intending to sell any Shares.

     The shares of Common Stock may be sold by the Selling Shareholders in underwritten transactions, in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "PLAN OF DISTRIBUTION." All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Shareholders will be borne by such Selling Shareholders. None of the Common Stock offered pursuant to this Prospectus has been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     The Common Stock is listed on the American Stock Exchange under the symbol "ENV". On August 7, 1998, the closing sale price of the Common Stock, as reported on the American Stock Exchange, was $1.75 per share.

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     No person is authorized in connection with any offering made hereby to give any information or to make any representations other than as contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus is not an offer to sell, or a solicitation of an offer to buy, by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof.

                            AVAILABLE INFORMATION

     The Company is subject to certain informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this Prospectus.

     The Company has filed with the Commission in Washington, DC a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the 1933 Act with respect to the securities offered or to be offered hereby. This Prospectus does not contain all of the information included in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the Commission's Web site (http://www.sec.gov.).

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits. Requests should be made to CET Environmental Services, Inc., 7670 South Vaughn Court, Suite 130, Englewood, Colorado 80112, telephone (303) 708-1360, and directed to the attention of Steven H. Davis.

                              TABLE OF CONTENTS

                                                                  PAGE

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . .   5

RECENT EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . .   9

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .  10

SELLING SHAREHOLDERS. . . . . . . . . . . . . . . . . . . . . . .  10

PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . .  11

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .  13

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . .  13

                                  THE COMPANY

     CET Environmental Services, Inc. (the "Company") was incorporated in February 1988 under the name "Thorne Environmental, Inc." to conduct business
in environmental consulting, engineering, remediation and construction.   The
Company's initial growth resulted from its successful performance of emergency response cleanup services in certain western states and the Trust Territory of the Pacific Islands for the U.S. Government. The Company has since developed a broad range of expertise in non-proprietary technology-based environmental remediation and water treatment techniques for both the public and private sectors throughout North and South America and the Trust Territory of the Pacific Islands. The Company was purchased by its existing majority shareholders in November 1991, and for the last six years has engaged in a program of expansion through internal client development and add-on contracts, the acquisition of personnel and assets in desirable geographic locations, and the acquisition of smaller companies involved with target growth technologies. The Company has built a large backlog of government work through the award of several multi-year contracts primarily with the Environmental Protection Agency and the Department of Defense. The Company has achieved and maintains a balance between its commercial and government sector business through an aggressive industrial marketing strategy. To date, the Company has performed remediation services for both public and private sector customers at more than 500 sites.

     The Company's strategy has been to distinguish itself in the market by providing full service environmental contracting, municipal and industrial water and wastewater treatment, and emergency response services. Through several major government contracts and a diversified commercial client base, the Company provides turnkey waste management for a complete range of water, soil and air pollution issues. The Company's personnel have developed expertise in a broad range of remediation techniques such as bioremediation, bioventing, vapor extraction, gas/air sparging, thermal desorption, soil washing and groundwater remediation systems. The Company also offers a broad range of services in support of municipal and industrial water and wastewater treatment, military base closures, and other operations with significant environmental components. The Company believes it has gained a solid reputation for promptly providing cost effective and innovative remediation solutions.

     In November 1996, the Company relocated its corporate headquarters to Englewood, Colorado from Tustin, California to be more centrally located for its expanding business. The Company also maintains offices in Tustin, California; Richmond, California; Portland, Oregon; Edmonds, Washington; Pasadena, Texas; New Orleans, Louisiana; Jackson, Mississippi; and Mobile, Alabama.

     The Company's headquarters are located at 7670 South Vaughn Court, Suite 130, Englewood, Colorado 80112, and its telephone number is (303) 708-1360. The Company's fax number is (303) 708-1349 and its internet address is http://www.cetenvironmental.com.

                                  RISK FACTORS

     An investment in the securities being offered by this Prospectus involves a high degree of risk. In addition to the other information contained in this Prospectus or incorporated herein by reference, prospective investors should carefully consider the risk factors discussed below before purchasing the shares of Common Stock offered hereby.

     This Prospectus contains and incorporates by reference forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements. Reference is made in particular to the description of the Company's plans and objectives for future operations, assumptions underlying such plans and objectives and other forward-looking statements included or incorporated in this Prospectus. Factors which could cause such results to differ materially from those described in the forward-looking statements include those set forth in the risk factors below.

     1. COSTS OF COMPLIANCE WITH, AND POTENTIAL LIABILITY UNDER, ENVIRONMENTAL LAWS AND REGULATIONS. Due to the nature of the Company's business and the intense regulatory climate in which it operates, the services of the Company are subject to extensive federal, state and local laws and regulations which are constantly changing. Such regulations impose stringent guidelines on companies which handle hazardous materials as well as other companies involved in various aspects of the environmental remediation services industry. Failure to comply with applicable federal, state and local regulations could result in substantial costs to the Company, the imposition of penalties or in claims not covered by insurance, any of which could have a material adverse effect on the Company's business.

     In addition to the burdens imposed on Company operations by various environmental regulations, federal law imposes strict joint and several liability upon present and former owners and operators of facilities that release hazardous substances into the environment and the generators and transporters of such substances as well as persons arranging for the disposal of such substances. All such persons may be liable for the costs of waste site investigation, waste site clean up, natural resource damages and related penalties and fines. Such costs can be very substantial.

     Environmental remediation operations may expose the Company's employees and others to dangerous and potentially toxic quantities of petroleum or other hazardous products. Such products can cause cancer and other debilitating diseases. Although the Company takes extensive precautions to minimize worker exposure and has not experienced any such claims from workers or others, there can be no assurance that the Company will avoid liability to persons who contract diseases which may be related to such exposure. Such persons potentially include the Company's employees, persons occupying or visiting facilities in which contaminants are being, or have been, removed or stored, persons in surrounding areas, and persons engaged in the transportation and disposal of waste material. In addition, the Company is subject to general risks inherent in the construction industry. The Company may also be exposed to liability from the acts of its subcontractors or other contractors on a work site.

     Currently, the Company has $6,000,000 per occurrence and $7,000,000 aggregate comprehensive general liability insurance coverage. In addition, the Company carries environmental impairment liability insurance in the amount of $2,000,000 per occurrence with a $2,000,000 aggregate. Errors and omissions liability insurance for petroleum and chemical exposure for claims made in the coverage period is also provided. While the Company has never been subject to a claim relating to petroleum/chemical exposure and believes that its current coverage is adequate, there can be no assurance that the Company will be able to maintain its existing coverage, that claims will not exceed the amount of insurance coverage or that there will not be claims relating to prior periods that were not covered by insurance, any of which could have a material adverse effect upon the Company. Because of the nature of the Company's operations and the industry in which it operates, the potential for liability and the extent of such potential liability is very substantial. Any such liability could have a material adverse impact on the Company's business and financial condition.

     2. DEPENDENCE ON CONTINUED ENVIRONMENTAL REGULATION. The growth of the environmental remediation services industry, as well as the growth of the Company, has been largely attributable to, and tracks the increase in, environmental regulation since the 1970s and the response of governmental and commercial entities and financial institutions to public concern with environmentally contaminated facilities. The demand for environmental remediation services has been largely the result of facility and property owners attempting to comply with, or avoid liability under, existing or newly imposed environmental regulations at the federal, state and local levels. Because of the burden imposed on industry in complying with such regulations, efforts have been made by various groups to seek the relaxation or repeal of certain forms of environmental regulation. While such efforts have been largely unsuccessful to date, there can be no assurance that the scope or growth of such regulation will not be curtailed in the future. Any relaxation of environmental regulation may result in a decline in demand for environmental remediation services and may adversely affect the operations of the Company. For example, the Resource Conservation and Recovery Act ("RCRA") mandates that by December 31, 1998, every single walled underground storage tank ("UST") in the United States must be removed and replaced with a double walled tank, and that any environmental damage to the soil or water caused by tank leakage must be remediated. As a result, the Company's business in UST removals and installations will likely be reduced after that date. Management doesn't expect that this reduction after December 31, 1998, will have a material adverse effect on the Company because this line of business represents less than ten percent of the Company's business at the present time.

     3. DEPENDENCE ON MAJOR CUSTOMER. The Company is dependent upon its relationship and contract with the EPA which accounted for approximately 38.8% and approximately 20% of the Company's revenues in 1997 and 1996, respectively. While the Company intends to increase the amount of work performed for entities other than the EPA and thereby reduce its dependence on the EPA, the Company will continue to be significantly dependent on EPA contracts for the foreseeable future.

     4. DEPENDENCE ON SPENDING LEVELS OF GOVERNMENTAL AND INDUSTRIAL ENTITIES. Because of the nature of sites requiring environmental remediation services, the growing public emphasis on environmental matters and the cost of environmental remediation services, a significant portion of all funds spent for such services has been spent by governmental agencies and large industrial concerns. While third party reimbursement may be sought in various cleanups, most Superfund cleanups as well as weapons and other nuclear facility cleanups involve significant spending by governmental agencies. As budget constraints and emphasis on employment, international competition and other considerations grow, certain governmental agencies and industrial concerns may choose to delay or curtail expenditures for environmental remediation services. Any curtailment or delays in spending for environmental remediation services by governmental agencies or large industrial concerns can be expected to have a material adverse effect on the environmental remediation services industry generally, and on the operations and financial results of the Company.

     5. MANAGEMENT OF GROWTH. The Company has experienced a period of rapid growth in its operations. This growth has resulted in an increase in the level of responsibility for members of the Company's management team. Few of these managers have had experience managing businesses which have experienced a rate of growth similar to that of the Company. The Company's ability to manage growth successfully will require it to continue to improve its operational, management and financial systems and controls and to expand, train, manage and retain its employee base. Failure of the Company's management to do so could have a material adverse effect on the Company's business, operating results and financial condition.

     6. BUSINESS SUBJECT TO WEATHER CONDITIONS. While the Company provides its services on a year round basis, the Company's services provided outdoors or outside of a sealed environment may be adversely affected by inclement weather conditions. Extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may adversely affect the Company's operations and financial results and may adversely affect the performance of other projects due to scheduling and staffing conflicts.

     7. DEPENDENCE ON ABILITY TO SECURE BONDING. In order to successfully bid on and secure contracts to perform environmental remediation services of the nature offered by the Company, the Company oftentimes must provide surety bonds with respect to each respective project. Thus the number and size of contracts which the Company can perform is directly dependent upon the Company's ability to obtain bonding which, in turn, is dependent upon the Company's net worth and liquid working capital. There can be no assurance that the Company will have adequate bonding capacity to bid on all of the projects which it would otherwise bid upon were it to have such bonding capacity or that it will in fact be successful in obtaining additional contracts on which it may bid.

     8. FIXED PRICE AND PER UNIT CONTRACTS. Historically, less than 10% of the Company's remediation contracts are on a fixed price or per unit basis. Cost overruns on projects covered by such contracts due to such things as unanticipated price increases, unanticipated problems, inefficient project management, inaccurate estimation of labor or material costs or disputes over the terms and specifications of contract performance could have a material adverse effect on the Company and its operations. There can be no assurance that cost overruns will not occur in the future and have a material adverse effect on the Company. In addition, in order to remain competitive in the future, the Company may have to agree to enter into more fixed price and per unit contracts than in the past.

     9. LACK OF SIGNIFICANT OPERATING HISTORY. The Company has been in existence since 1988 and was acquired by current management in November 1991. As such, the Company is subject to many of the risks common to enterprises with a limited operating history, including potential under capitalization, limitations with respect to personnel, financial and other resources and limited customers and revenues. There is no assurance that the Company's activities will be successful and the likelihood of success must be considered in light of its current stage of development.

     10. FUTURE CAPITAL NEEDS AND UNCERTAINTY OF ADDITIONAL FINANCING. The Company's long term capital requirements will depend on many factors, including, but not limited to, cash flow from operations, the level of capital expenditures, working capital requirements and the growth in its business. Historically, the Company has relied upon commercial borrowings, a public offering, borrowings from shareholders and affiliates of shareholders and retained earnings to fund its operations and capital needs. The Company has established a line of credit with a commercial bank which provides up to $9 million in credit depending on the amount of eligible accounts receivable and contracts in progress. As of June 30, 1998, there was $7,996,568 outstanding under this line of credit. The Company may need to incur additional indebtedness to fund the capital needs related to its growth. To the extent additional debt financing cannot be raised on acceptable terms, the Company may need to raise additional funds through public or private equity financings. No assurance can be given that additional equity financing will be available or that, if available, the terms of such financing will be favorable to the Company or to its shareholders without substantial dilution of their ownership and rights. If adequate funds are not available, the Company may be required to curtail its future operations significantly or to forego market or expansion opportunities.

     11. COMPETITION. Competition in the environmental remediation services industry is intense, and the success of the Company is dependent upon its ability to secure contracts. Government, state and local contracts are awarded based upon competitive bidding, and the Company is not always the lowest bidder. The Company's future success will be dependent upon the Company's ability to competitively bid contracts and to perform them on a profitable basis. In addition, the Company will need to grow in order to remain competitive with larger competitors.

     The industry is dominated by a few large engineering construction firms. Such firms are called upon to serve as primary contractors and consultants on a large portion of the federal and state government projects. Additionally, many smaller engineering firms, construction firms, consulting firms and other specialty firms have entered the environmental remediation services industry in recent years and additional firms can be expected to enter into the industry in the future. Many of the firms with which the Company competes in the environmental remediation services industry have significantly greater financial resources and more established market positions than the Company. While management believes that the Company's experience and expertise in the broad range of services which it offers allows the Company to compete successfully, there can be no assurance that this will continue or that other firms will not expand into or develop expertise in the areas in which the Company specializes, thus increasing competition to the Company.

     12. CONCENTRATION OF CREDIT RISK. The Company contracts with a limited number of customers which are involved in a wide range of industries. A small number of customers may therefore be responsible for a majority of revenues at any time. While management assesses the credit risk associated with each proposed customer prior to the execution of a definitive contract, no assurances can be given that such assessments will be correct and that the Company will not sustain substantial, noncollectible accounts receivable.

     13. DEPENDENCE ON EXECUTIVE MANAGEMENT AND OTHER QUALIFIED PERSONNEL. The operations of the Company are substantially dependent on its executive officers who are also its principal shareholders and directors. The Company has no employment contracts with these persons. The loss of their services could have a material adverse effect on the Company. The Company's further success will also depend significantly on its ability to attract and retain additional skilled personnel, including highly trained technical personnel, project managers and supervisors. The Company believes it currently has adequate qualified supervisory personnel, but there is no assurance that experienced and qualified management level personnel will be available to the Company in the future to fill positions as needed.

     14. CONTROL BY OFFICERS, DIRECTORS AND MAJOR SHAREHOLDERS. Officers and directors and principal shareholders of the Company, beneficially own an aggregate of approximately 55% of the issued and outstanding shares of the Company's Common Stock. Under California law, shareholders of the Company have cumulative voting rights; however, it is likely that despite such rights, present management and principal shareholders will continue to be able to control the Board of Directors of the Company.

     15. DIVIDENDS. The Company does not anticipate paying any cash dividends for the foreseeable future. The Company expects that future earnings, if any, will be used to finance growth. No person seeking dividend income from an investment should invest in this offering.

                                 RECENT EVENTS

     In July 1998, the Company announced that its Water Quality Management Corporation (WQM) subsidiary had been awarded a contract to create a new wastewater system for two communities and a number of large agricultural users in the Texas Panhandle. The contract, which is expected to be completed within two years, includes the design, construction and operation of a new wastewater treatment plant as a joint privatization effort involving the cities of Cactus and Etter, Texas and three major industrial facilities in an area north of Amarillo, Texas. Phase I of the project, which is expected to be performed over the next eight months, is valued at approximately $3 million.

     In July 1998, the Company's Board of Directors elected George Pratt to serve as an additional Director of the Company. Mr. Pratt (age 66) is the former Chairman and Chief Executive Officer of Computer Automation, Inc. He currently also serves as a Director of Global Spectrum, Inc. and Wireless International Corporation, Ltd.

     In July 1998, the Company announced that it had engaged the investment banking firm of Sanders Morris Mundy to assist the Company to explore acquisition and divestiture strategies including further expansion into the water and wastewater treatment market. The Company further announced that it was committed to repositioning itself toward the water and wastewater treatment segments of its business.

     In June 1998, the Company announced that it is part of a team which had been awarded a $250 million remedial action contract for environmental restoration projects on naval facilities in four western states. The Company's portion of this contract is estimated at $30 million. The contract is for a period of seven years and initial work is scheduled to begin in October 1998.

     Effective June 26, 1998, John G-L Hopkins, who has served as Vice President - Federal Programs, resigned as an officer and employee of the Company. Mr. Hopkins also served as a Director of the Company until June 2, 1998, when he declined to stand for reelection. Mr. Hopkins has agreed to continue to provide services to the Company on a consulting basis, as needed.

     As a result of the loss incurred during the quarter ended March 31, 1998, the Company was in breach of loan covenants with the National Bank of Canada relating to a $9,000,000 credit line and $1,000,000 equipment term loan. The loan covenants require the Company to break even and maintain a certain ratio between operating income and interest expense each quarter. The Company is not in default on any loan payments due to the Bank. In June 1998, the Company received a written waiver from the Bank concerning the breach for the quarter ended March 31, 1998.

     On March 2, 1998, the Company's WQM subsidiary entered into a Service Agreement with the Town of Keystone, South Dakota to design, build and operate for 20 years a municipal wastewater treatment plant. In conjunction with this Agreement, Keystone issued economic development revenue bonds totaling $2,710,000. The proceeds of this bond issue were loaned by Keystone to WQM for construction of the facility. This loan will be repaid from payments made by Keystone to WQM for wastewater treatment services provided under the Service Agreement.

                                USE OF PROCEEDS

     To the extent that any of the Warrants are exercised for cash, up to $105,000 may be received by the Company. Any net proceeds received from the exercise of the Warrants will be used for general corporate purposes.

                              SELLING SHAREHOLDERS

     1,161,316 shares are being offered for resale by certain shareholders of the Company. Up to 1,126,316 of those shares are issuable upon conversion by the holders of 4% Convertible Preferred Stock ("Preferred Stock"). Up to 35,000 shares are issuable upon exercise of the Warrants held by the holders of the Preferred Stock. All shares, to the extent they are being offered, are being offered for the account of the following shareholders and their donees or pledgees (the "Selling Shareholders").

     The following table sets forth certain information with respect to the Selling Shareholders for whom the Company is registering the Common Stock for resale to the public, including: (i) the number of shares of Preferred Stock owned by each Selling Shareholder, (ii) the maximum number of shares issuable upon conversion of the Preferred Stock,(iii) the number of shares issuable upon exercise of the Warrants, (iv) the percentage of class owned (assuming the maximum number of shares were issued upon conversion); and (v) the maximum number of shares offered by each Selling Shareholder (assuming the maximum number of shares were issued upon conversion). The Company has no knowledge of the intentions of any Selling Shareholder to actually sell any of the shares listed under the columns "Maximum Shares Issuable Upon Conversion" or "Shares Issuable Upon Exercise of Warrants." There are no material relationships between any of the Selling Shareholders and the Company other than as disclosed below.

                   BENEFICIAL OWNERSHIP BEFORE OFFERING<FN1>
                   ----------------------------------------

                       Number of  Shares      Shares
                       Shares of  Issuable    Issuable
                       Preferred  Upon        Upon Exer- Percent-  Shares
Selling                Stock      Conversion  cise of    age of    Offered
Shareholder            Owned      <FN2>       Warrants   Class     <FN3>
------------           ---------  ----------  ---------- --------- ---------
Balmore Funds S.A.         500       281,579     8,750     5.0%      290,329
Austost Anstalt Schaan     500       281,579     8,750     5.0%      290,329
AMRO International S.A.  1,000       563,158    17,500    10.0%      580,658
                         -----     ---------    ------             ---------
     Total               2,000     1,126,316    35,000             1,161,316
----------------------

<FN1>
No information is given with respect to beneficial ownership after the offering because the number of shares of Preferred Stock that will be converted into Common Stock, as well as the number of shares issuable upon conversion, is indeterminate.
<FN2>
Assumes the conversion of all of the Preferred Stock into the maximum number of shares of Common Stock that the Company will allow to be issued in such conversions. In order to comply with American Stock Exchange rules, the Company will only allow the Preferred Stock to be converted into a number of shares of Common Stock which would be less than 20% of the Company's

                                       10

outstanding Common Stock. In the event that the Company receives any requests to convert Preferred Stock which would result in a greater number of shares being issued, the Company will exercise its right to pay the holder cash equal to the market value of the shares of Common Stock which would have been issued instead of issuing such shares.
<FN3>
Assumes the conversion of all of the Preferred Stock and the exercise all of the warrants in cash transactions.

     The information concerning the Selling Shareholders may change from time to time and will be set forth in Supplements to this Prospectus.

                              PLAN OF DISTRIBUTION

     The purpose of this Prospectus is to permit the Selling Shareholders, if they desire, to offer and sell up to 1,161,316 Shares (the "Selling Shareholder Shares") at such times and at such places as the Selling Shareholders choose.

     The decision to convert the Preferred Stock into Shares, to exercise the Warrants, or to sell any shares, is within the sole discretion of the holders thereof. There can be no assurance that any of the Preferred Stock will be converted or any of the Warrants will be exercised, or any shares will be sold by the Selling Shareholders.

     The distribution of the Selling Shareholder Shares may be effected from time to time in one or more transactions. Any of the Selling Shareholder Shares may be offered for sale, from time to time, by the Selling Shareholders, or by permitted transferees or successors of the Selling Shareholders, on the American Stock Exchange, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The Selling Shareholder Shares offered hereby may be sold by one or more of the following: (i) through underwriters, or through underwriting syndicates; (ii) through one or more dealers or agents (which may include one or more underwriters), including, but not limited to: (a) block trades in which the broker or dealer acts as principal to facilitate the transactions; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions; and (d) transactions in which the broker solicits purchasers; (iii) directly to one or more purchasers; or (iv) a combination of these methods. The names of any underwriters or agents involved in the sale of the Selling Shareholder Shares will be set forth in a Prospectus Supplement. In connection with the distribution of the Selling Shareholder Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders may also sell Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the Selling Shareholder Shares, which shares such broker-dealers or financial institutions may resell pursuant to this Prospectus (as supplemented or amended to reflect this transaction). The Selling Shareholders may also pledge the Selling Shareholder Shares registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Selling Shareholder Shares covered by this Prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Shareholders or their underwriters, dealers or agents may sell the Selling Shareholder Shares to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the Selling Shareholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the Selling Shareholder Shares may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of Selling Shareholder Shares, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a Prospectus Supplement.

     Unless granted an exemption by the Commission from Rule 10b-6 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or unless otherwise permitted under Rule 10b-6A, the Selling Shareholders will not engage in any stabilization activity in connection with the Company's securities, will furnish each broker or dealer engaged by the Selling Shareholders and each other participating broker or dealer the number of copies of this Prospectus required by such broker or dealer, and will not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act.

     The Company will not receive any proceeds from any sales of the Selling Shareholder Shares, but will receive the proceeds from the exercise of the warrants held by the Selling Shareholders, which proceeds, if any, will be used for general corporate purposes.

     In connection with the registration by the Company, the Company shall use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the Shares covered by the registration statement for the period required to effect the distribution of such Shares.

     The Company is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale of the Shares to the public, which are estimated to be approximately $12,000. If the Company is required to update this Prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the Shares may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                                 LEGAL MATTERS

     The legality of the Common Stock offered hereby is being passed upon for the Company by Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South, Denver, Colorado 80202.

                                    EXPERTS

     The financial statements as of December 31, 1997 and 1996, and for the years then ended, contained in the Company's Annual Report on Form 10-K incorporated by reference in this Prospectus, have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the reports of such firm given upon the authority of that firm as experts in accounting and auditing.

                  INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, filed pursuant to Section 13 or 15(d) of the 1934 Act (File Number 1-13852).

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, filed pursuant to Section 13 or 15(d) of the 1934 Act (File No. 1-13852).

     (c) The Company's Proxy Statement for its Annual Meeting of Shareholders held on June 2, 1998 (File No. 1-13852).

     (d) The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A (File No. 1-13852) declared effective on July 18, 1995.

     All reports and other documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this Prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                   PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

          Registration Fees . . . . . . . . . . . . . .  $   615.85
          Legal Fees and Expenses . . . . . . . . . . .    8,000.00
          Accounting Fees and Expenses. . . . . . . . .    2,000.00
          Miscellaneous . . . . . . . . . . . . . . . .    1,384.15
                                                         ----------
              TOTAL . . . . . . . . . . . . . . . . . .  $12,000.00

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     In accordance with the California Corporations Code, the Registrant has included provisions in its Articles of Incorporation to indemnify its officers and directors and to limit the personal liability of its directors to the fullest extent possible under California law.

ITEM 16.  EXHIBITS.

Exhibit
Number       Description
-------      -----------

  4.1        Certificate of Amendment to Articles of Incorporation

  4.2        Certificate of Determination of the 4% Convertible Preferred
             Stock

  5 Opinion of Krys Boyle Freedman & Sawyer, P.C., with respect to the legality of the securities being registered

 23.1        Consent of Grant Thornton LLP

 23.2        Consent of Krys Boyle Freedman & Sawyer, P.C. (contained in
             Exhibit 5)

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ([Section] 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in Englewood, Colorado, on August 7, 1998.

                                   CET ENVIRONMENTAL SERVICES, INC.


                                   By:/s/ Steven H. Davis
                                      Steven H. Davis, President and Chief
                                      Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURES                      TITLE                      DATE


/s/ Steven H. Davis          President, Chief Executive      August 7, 1998
Steven H. Davis              Officer and Director


/s/ Rick C. Townsend         Executive Vice President,       August 7, 1998
Rick C. Townsend             Chief Financial Officer
                             (Principal Accounting
                             Officer), and Director

/s/ Craig C. Barto           Director                        August 7, 1998
Craig C. Barto


/s/ Douglas W. Cotton        Executive Vice President,       August 7, 1998
Douglas W. Cotton            Chief Operating Officer
                             and Director

/s/ Robert A. Taylor         Director                        August 7, 1998
Robert A. Taylor


/s/ George Pratt             Director                        August 7, 1998
George Pratt

                       CET ENVIRONMENTAL SERVICES, INC.

                         INDEX TO EXHIBITS FILED WITH
                        FORM S-3 REGISTRATION STATEMENT
Exhibit
Number       Description
-------      -----------

  4.1        Certificate of Amendment to Articles of Incorporation

  4.2        Certificate of Determination of the 4% Convertible Preferred
             Stock

  5 Opinion of Krys Boyle Freedman & Sawyer, P.C., with respect to the legality of the securities being registered

 23.1        Consent of Grant Thornton LLP

 23.2 Consent of Krys Boyle Freedman & Sawyer, P.C. (contained in Exhibit 5)